Sage Therapeutics, Inc.

CASH AWARD AGREEMENT1

Granted under 2024 Equity Incentive Plan

Sage Therapeutics, Inc. (the “Company”) hereby grants the following cash award to the recipient named below pursuant to its 2024 Equity Incentive Plan (as amended through the date hereof, the “Plan”). The terms and conditions attached hereto are also a part hereof and incorporated herein by reference.

Notice of Grant

Name of recipient (the “Participant”):
Grant Date:
Total Amount of Cash Award (the “Award”):
Percentage, if any, of Award that vests immediately on the Grant Date:
Percentage of Award subject to vesting schedule:
Vesting Start Date:

Vesting Schedule:

For so long as Participant remains an Eligible Participant (as defined in Section 3 hereof) on the relevant date, the Award shall vest as set forth below.

Percentage of Award	Vest Date

This grant of this Award satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

Sage Therapeutics, Inc.
Signature of Participant

1 Note: This form of agreement assumes the award is made to a U.S. resident. If the recipient is a non-U.S. resident, you will need to ensure that any appropriate revisions are made to the tax withholding provisions and that any other legal requirements of the country in which the recipient resides (e.g., securities laws, data privacy laws, employment law considerations, etc.) are addressed.

Street Address	By: Name of Officer Title:
City/State/Zip Code

Sage Therapeutics, Inc.

Cash Award Agreement

Incorporated Terms and Conditions

1. Cash Award.

The Company has granted to the Participant, subject to the terms and conditions set forth in this Cash Award Agreement (this “Agreement”) and in the Plan, an award with respect to the amount of cash set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”).

2. Vesting.

The Award shall vest in accordance with the vesting schedule set forth in the Notice of Grant (the “Vesting Schedule”). As soon as practicable after the vesting of the Award, the Company will deliver to the Participant, for the portion of the Award that vested on the applicable vesting date, cash in an amount equal to the percentage of the Award that vested, less applicable taxes and withholdings. Such cash payment will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date.

3. Termination of Employment with the Company.

In the event that the Participant ceases to be an Eligible Participant (as defined below) for any reason, the portion of the Award that is unvested as of the date of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation; provided, however, that this Award shall be considered a “long-term incentive award” for purposes of the Company’s Amended and Restated Employee Severance Plan, effective March 27, 2025 (the “Severance Plan”) and if the Participant’s cessation as an Eligible Participant constitutes a Qualifying Termination (as defined in the Severance Plan), then, on the terms and subject to the conditions set forth in the Severance Plan, the vesting of this Award shall accelerate in connection with such Qualifying Termination. Upon forfeiture of any unvested portion of the Award, the Participant shall have no further rights with respect to the unvested Award.

The Participant shall be an “Eligible Participant” if he or she is an employee of the Company or any other entity the employees of which are eligible to receive awards under the Plan. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any subsidiary is obligated, by or as a result of the Plan or this Agreement, to continue the Participant as an employee of the Company or any subsidiary, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any subsidiary to terminate the employment of the Participant with the Company or any subsidiary at any time.

4. Transfer Restrictions; Clawback.

(a) The Award may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution.

(b) In accepting the Award, the Participant agrees to be bound by any clawback policy that the Company has in place or may adopt in the future, including without limitation the Company’s Compensation Recovery Policy currently in effect in accordance with stock exchange listing requirements (or any successor policy).

5. Rights as a Stockholder.

The Participant shall have no rights as a stockholder of the Company with respect to any shares of Company common stock or other equity securities of the Company by virtue of being granted this Award.

6. Provisions of the Plan.

This Agreement is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this Agreement.

7. Tax Matters.

Any cash payment made to the Participant upon vesting of the Award shall be subject to applicable tax withholding.

8. Section 409A.

The Award is intended to be exempt from or to comply with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (“Section 409A”). The payment of cash pursuant to the Award may not be accelerated or deferred unless permitted or required by Section 409A.

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